             [United States Department of Agriculture Letterhead]

                                                              EXHIBIT 10.27(5)

                                 April 11, 1996

VIA FAX - (515) 276-8305
CERTIFIED MAIL - RETURN RECEIPT NO. Z 068 846 528

Mr. Dennis G. Daggett
Executive Vice President
IGF Insurance Company
2882 106th Street
Des Moines, IA 50322

RE: 1996 Standard Reinsurance Agreement - Approval

Dear Mr. Daggett:

        The Federal Crop Insurance Corporation (FCIC) has completed its review and evaluation of the 1996 Standard Reinsurance Agreement (Agreement) and Plan of Operation (Plan) initially received on June 15, 1995, with revisions received on August 31, and December 5, 1995, from IGF Insurance Company (IGF). This review and evaluation was completed based on the requirements outlined in the 1995 Agreement, Amendments, Plan, FCIC's Manual 14, and the Standards for Approval contained in 7 CFR 400, Subpart L, as amended (Federal Register 57 34665, August 6, 1992). According to our analysis of the Plan, IGF meets the financial requirements and possesses adequate surplus to cover IGF's requested maximum reinsurable premium volume of $82,560,000.

        Based on IGF's 1995 Annual Statement, IGF is authorized to write up to $82,560,000 in requested reinsurable premium volume. IGF may not write any reinsurable premium volume above this amount unless approval is obtained in advance from FCIC. If you fail to obtain FCIC approval, any amount exceeding the maximum reinsurable premium volume authorized may not be included under the terms and conditions of the 1996 Agreement.

        IGF's 1996 Escrow Agreement and Escrow Agreement are approved. The Agreement Regarding Reinsurance Escrow Agreement (Arrangement), Exhibit 27 of the Plan, states that the Company agrees to submit on a monthly basis, a certified accurate report of reconciliation (reconciliation) of the Loss Account and the Escrow Account. The reconciliation must be submitted to FCIC within 20 business days of the cutoff date of the Bank Statements and is in addition to the monthly reports required by the Agreement. If the reconciliation is not received within 20 business days as required by the Arrangement, FCIC will suspend funding of the Escrow Account until the reconciliation is received.

Mr. Dennis G. Daggett                                                         2

        If IGF intends to submit Private Sector Supplemental or Private Sector Alternative policies for FCIC review and approval, it must do so in accordance with Section V.E.2. of the Agreement and as directed in FCIC's Submission Standards Handbook. If a Private Sector Supplemental or Private Sector Alternative policy not approved by FCIC is attached to a FCIC-approved group risk plan (GRP) or multiple peril crop insurance (MPCI) policy, the FCIC-approved GRP or MPCI policy to which it is attached will not be reinsured by FCIC.

        IGF has complied with our request for corrections and revisions to the 1996 Agreement and Plan. The Agreement and Plan are approved. We appreciate you cooperating with us to finalize and approve IGF's 1996 Agreement and Plan. A copy of the 1996 Agreement and Plan is enclosed. If we can be of additional assistance, please do not hesitate to contact your Account Executive, James Jackson, at (202) 690-2092.

                                       Sincerely,

                                       E. Heyward Baker
                                       E. Heyward Baker
                                       Chief
                                       Reinsurance Services Liaison Branch


Enclosures

cc:  Mr. Robert Parkerson (cover letter only)
     President
     National Crop Insurance Services
     7301 College Boulevard, Suite 170
     Overland Park, Kansas 66210

                         STANDARD REINSURANCE AGREEMENT
                                 (July 1, 1994)

                                  between the

                       FEDERAL CROP INSURANCE CORPORATION

                                      and

                             IGF INSURANCE COMPANY
                       ---------------------------------
                            (Insurance Company Name)

                                DES MOINES, IOWA
                       ---------------------------------
                                (City and State)

This Standard Reinsurance Agreement, including the Appendixes, all referenced documents and Federal Crop Insurance Corporation ("FCIC") Manual 13 and Manual 14 in effect at the start of the reinsurance year ("Agreement"), establishes the terms and conditions under which the FCIC will provide premium subsidy, expense reimbursement, and reinsurance on multiple peril crop insurance policies sold or reinsured by the above named Insurance Company (the "Company"). This Agreement is authorized by the Federal Crop Insurance Act, as amended (7 U.S.C. 1501 et seq.) (the "Act"), and regulations promulgated thereunder which are codified in title 7, chapter IV of the Code of Federal Regulations (C.F.R.). Such regulations are incorporated into this Agreement by reference. The provisions of this Agreement which are inconsistent with provisions of state or local law or regulation will supersede such law or regulation to the extent of the inconsistency. This is a cooperative financial assistance agreement between the FCIC and the Company to deliver multiple peril crop insurance under the authority of the Act. For the purposes of this Agreement, use of the plural form of a word includes the singular and use of the singular form of a word includes the plural unless the context indicates otherwise.

SECTION I.      DEFINITIONS

A. "Actuarial Data Master File" means the hard copy and electronic data processing (EDP) compatible information distributed by FCIC which contains premium rates, program dates, and related information concerning the crop insurance program for a crop year.

B. "Annual settlement" means the preliminary settlement of accounts between the Company and FCIC for the reinsurance year pursuant to Manual 13.

C. "Billing date" means the date specified in the Actuarial Data Master File as the date on which FCIC provides that policyholders should be invoiced for premium due on eligible crop insurance contracts.

D. "Book of business" means the aggregation of all eligible crop insurance contracts in force between the Company and its policyholders which have a sales closing date within the reinsurance year reinsured under this Agreement.

E. "Cancellation date" means the date by which the Company or policyholder must notify the other that coverage under an eligible crop insurance contract issued by the Company is cancelled for a succeeding crop year. The day following this date is considered as the date an eligible crop insurance contract carried over from the previous crop year is renewed for the subsequent crop year.

F. "Carry-over crop insurance contract" means an eligible crop insurance contract which has been in force for one policy term and which continues in force for another policy term after the cancellation date.

G.      "Company payment date" means the last business day of the month.

H. "Crop insurance contract" means a policy, provision, or endorsement, or like instrument, and associated documents issued by the Company and held by the policyholder to insure the interest of the policyholder in a single crop.

I. "Eligible crop insurance contract" means a crop insurance contract which is sold and serviced in a manner consistent with the Act, 7 C.F.R. chapter IV., FCIC policy and procedure, and applicable rates, terms, and special limitations; having a sales closing date within the reinsurance year; to a person eligible to receive crop insurance protection; for a crop and in areas approved by FCIC; and on forms that have been approved by FCIC.

J. "Eligible producer" means a person who is determined to be in compliance with the Food Security Act of 1985, and the regulations promulgated thereunder, the Food, Agriculture, Conservation, and Trade Act of 1990, and the regulations promulgated thereunder, and 7 C.F.R. chapter IV.

K. "FCIC payment date" means the first banking day following the fourteenth calendar day after FCIC receives the accounting report and supporting data upon which any payment is based.

L. "Group risk plan" means crop insurance coverage based on a county crop yield experience rather than on individual yield history. Indemnities are paid based on county yields rather than on individual yields during a crop year.

M. "Ineligible crop insurance contract" means any crop insurance contract determined by FCIC in accordance with its regulations to be ineligible for reinsurance under this Agreement.

N. "Insurable interest" means the portion of an insured crop an insured has at risk in the event of an insurable loss.

O. "Local agency" means the office in which the business of selling and servicing eligible crop insurance contracts to the general public is conducted.

P. "Loss ratio" means the ratio of ultimate net loss to net book premium, expressed as a percentage. For example, the ratio of one dollar ultimate net loss to one dollar net book premium would be expressed as one hundred percent (100%).

Q. "Multiple peril or Multi-peril Crop Insurance (MPCI)" means an eligible crop insurance contract that provides coverage based on individual producer crop yield experience or crop yield experience applicable to an individual farm against more than one cause of loss set out in the contract and reinsured under the Agreement.

R. "Net book premium" means total premium payable by the policyholder plus the FCIC premium subsidy, less cancellations and adjustments.

S.  "Person" means any individual or legal entity.

T. "Policyholder" means the person identified on an eligible crop insurance contract issued by the Company subject to this Agreement.

U. "Producer premium" means that portion of the FCIC-approved insurance premium that the policyholder must pay.

V. "Reinsurance account" means an account maintained by FCIC within the Reinsurance Accounting System by which certain underwriting gains are distributed.

W. "Reinsurance year" means the period from July 1 of any year through June 30 of the following year and identified by reference to the following year.

X.  "Renewed crop insurance contract" (see Carry-over crop insurance contract).

Y. "Retained" as applied to ultimate net losses, net book premium, or book for business, means remaining liability for ultimate net losses and the right to associated net book premiums after all reinsurance cessions under this Agreement.

Z. "Sales closing date" means the date approved by FCIC as the last date on which a producer may apply for an eligible crop insurance contract on a crop in a specific county. All terms and conditions of the insurance contract other than those which must be established by the Contract Change Date, must be established by this date.

AA. "Sales Supervisor" means any person who either supervises, coordinates, or facilitates the activities of sales agents, local competing agencies or local sales agents on behalf of the Company, whether as an employee, or a contractor, and whose compensation is in whole or in part calculated as a percentage of the gross premiums written.

AB. "Standards for Approval" means the minimum requirements the Company must meet in order to be eligible to obtain this Agreement. Standards for Approval are codified in 7 C.F.R. part 400, subpart L.

AC. "Transaction Cut-off Date" for weekly data reporting is 11:59 PM central time on Saturday of each week. The transaction cut-off date for Monthly Summary Reports is 11:59 PM central time on the Saturday occurring within the first full week of the month.

AD. "Ultimate net loss" means the amount paid by the Company under any eligible crop insurance contract reinsured under this Agreement in settlement of any claim and in satisfaction of any judgement rendered on account of such claim, less any recovery or salvage by the Company. "Ultimate net loss" may include interest and policyholder's court costs related to the eligible crop insurance contract provisions or procedures which are contained in a final judgement against the Company by a court of competent jurisdiction if FCIC determines: (1) that such interest or court costs resulted from the Company's substantial compliance with FCIC procedures or instructions in the handling of the claim or in the servicing of the insured; or (2) that the actions of the Company were in accordance with accepted loss adjustment procedures; and (3) that the award of such interest or court costs did not involve negligence or culpability on the part of the Company. "Ultimate net loss" may also include interest or policyholder's court costs related to the crop insurance provisions or procedures which are included in the settlement of any claim if FCIC, in addition to the determinations included above, is advised of the terms of and the basis for the settlement and determines that the settlement should be approved. Under no circumstances are any punitive or consequential damages included in the calculation of ultimate net loss.

AE. "Underwriting gain" means the amount by which retained net book premium exceeds retained ultimate net losses.

AF. "Underwriting loss" means the amount by which retained ultimate net losses exceed retained net book premium.

SECTION II.     REINSURANCE

A.      General Terms

        1. The Company is required to make crop insurance available to all eligible producers for the crops and in the areas which are stated in its Plan of Operation as approved by FCIC. Only eligible crop insurance contracts written under the authority of the Act will be reinsured under this Agreement.

        2. In exchange for the reinsurance premiums provided by the Company in accordance with this Agreement, FCIC will provide the Company with reinsurance pursuant to the provisions of this Agreement.

        3. All crop Insurance contracts reinsured under this Agreement must contain the following statement:

                        This insurance policy is reinsured by the Federal Crop Insurance Corporation under the provisions of the Federal Crop Insurance Act, as amended (the "Act") (7 U.S.C. 1501 et seq.), and all terms of the policy and rights and responsibilities of the parties are specifically subject to the Act and the regulations under the Act codified in chapter IV of title 7 of the Code of Federal Regulations.

        4. FCIC will not provide reinsurance, expense reimbursement, or premium subsidy for any crop insurance contract which is not eligible or which is sold or serviced in violation of the terms of this Agreement. Ineligible crop insurance contracts will include those sold or renewed after the date a person is placed upon a list of ineligible persons maintained and provided by FCIC periodically or who the Company has reason to know is otherwise ineligible. Any application for crop insurance from any person who is not identified on such listing of ineligible persons, which the Company refuses to accept, must be immediately referred to FCIC.

        5. No portion of any payment made to the Company under this Agreement may be rebated in any form to policyholders. Neither the Company nor its agents shall assess service fees or additional charges on eligible crop insurance contracts reinsured under this Agreement.

        6. The Company, in accordance with its Plan of Operation, may designate eligible crop insurance contracts to one of three funds for each reinsurance year: 1) Commercial Fund, 2) Developmental Fund, and 3) Assigned Risk Fund.

B.      Reinsurance Funds

        1.      Assigned Risk Fund

                a. Within each individual state, the Company may designate eligible crop insurance contracts which have an aggregate net book premium not greater than the maximum cession to the Assigned Risk Fund for that state as published by FCIC in Appendix 2, Exhibit 15 to the Plan of Operation. FCIC will assume eighty percent (80%) of the liability for ultimate net losses on these designated eligible crop insurance contracts in exchange for eighty percent (80%) of the associated net book premium except as provided in paragraphs II.B.1.c. and II.B.4. The Company must retain twenty percent (20%) of the net book premium and associated liability for ultimate net losses on these designated eligible crop insurance contracts except as provided in paragraphs II.B.1.c. and II.B.4.

                b. The Company must designate eligible crop insurance contracts to the Assigned Risk Fund not later than the transaction cut-off date for the week including the 30th calendar day after the sales closing date for the eligible crop insurance contract.

        c. In the event the aggregate net book premium for all such eligible crop insurance contracts exceeds the maximum cession allowed for an individual state, the amount ceded for each eligible crop insurance contract in such state will be reduced pro-rata to the maximum cession for that state. The net book premium and associated liability for ultimate net losses which exceeds the maximum cession for an individual state will be placed in the Developmental Fund.

        d. Eligible group risk plan crop insurance contracts which are included in the Company's book of business for the 1995 crop year under this Agreement may be designated to the Assigned Risk Fund in excess of the Company's maximum cession permitted under paragraph II.B.1.a.

2.      Developmental Fund

        a. The Company may designate net book premium and associated liability for ultimate net losses to the Developmental Fund. Such designation must be made in its Plan of Operation for each reinsurance year.

        b. Designations to the Developmental Fund may be made by crop or by county, but not by both within a state. If designations are by county, all eligible crop insurance contracts for all crops in that county will be included. If designations are by crop, all eligible crop insurance contracts for that crop in that state will be included.

        c. Eligible crop insurance contracts designated to the Assigned Risk Fund will not be included in any designations to the Developmental Fund except to the extent required by paragraph II.B.1.c.

        d. The Company must retain at least thirty-five percent (35%) of the net book premium and associated liability for ultimate net losses on eligible crop insurance contracts placed into the Developmental Fund within each state. The Company may retain a greater percentage of the net book premium and associated liability for ultimate net losses within each state whenever it designates a percentage greater than thirty-five percent (35%) in its Plan of Operation for any reinsurance year. Such percentage designations must be in five percent (5%) increments. FCIC will assume the liability for ultimate net losses not retained by the Company within each state in exchange for any equal percentage of the associated net book premium included in the Developmental Fund in that state.

3.      Commercial Fund

        a. Any eligible crop insurance contract reinsured under this Agreement not included in designations to the Assigned Risk Fund or the Developmental Fund will be included in the Commercial Fund.

                b. The Company must retain at least fifty percent (50%) of the net book premium and associated liability for ultimate net losses on eligible crop insurance contracts designated to the Commercial Fund within each state. The Company may retain a greater percentage of the net book premiums and associated liability for ultimate net losses within each state whenever it designates a percentage greater than fifty percent (50%) in its Plan of Operation for any reinsurance year. Such percentage designations must be made in five percent (5%) increments. FCIC will assume the liability for ultimate net losses not retained by the Company within each state in exchange for an equal percentage of the associated net book premiums included in the Commercial Fund in that state.

        4.      Company Minimum Retention

                a. After all proportional reinsurance cessions under this Agreement, the Company must retain a percentage of net book premiums and associated liability for ultimate net losses that equals or exceeds thirty-five percent (35%) of its net book of business, or twenty-two and one-half percent (22.5%) of its net book of business if more than fifty percent (50%) of the Company's net book of business is in the Assigned Risk Fund.

                b. In the event the Company fails to retain the required minimum percentage of its book of business, the percent of net book premiums and associated liability for ultimate net losses retained for all eligible crop insurance contracts included in the Assigned Risk Fund in all states will be increased on a pro-rata basis from the twenty percent (20%) retention stated in paragraph II.B.1.a. to the retention necessary to meet the minimum retention stated in paragraph II.B.4.a.

C.      Ultimate Net Losses

        1.      Company's Responsibility for Ultimate Net Losses

                The non-proportional reinsurance provided hereunder applies to the Company's retained book of business in each individual Fund and state after proportional cessions under subsection II.B. For each Fund and state, the Company will retain ultimate net losses as follows:

                a. The Company will pay the following percentages of the amount by which its retained ultimate net losses in each individual state and Fund exceed one hundred percent (100%) but are less than or equal to one hundred sixty percent (160%) of the Company's retained net book premium in that state and Fund for the reinsurance year.

                              i.      Commercial Fund       30.0%
                              ii.     Developmental Fund    14.0%
                              iii.    Assigned Risk Fund     5.0%

                b. In addition to the amount determined under paragraph II.C.1.a., the Company will pay the following percentages of the amount by which it's retained ultimate net losses in each individual state and Fund exceed one hundred sixty percent (160%) but are less than or equal to two hundred twenty percent (220%) of the Company's retained net book premium in that state and Fund for the reinsurance year.

                                i.      Commercial Fund         25.0%
                                ii.     Developmental Fund      10.0%
                                iii.    Assigned Risk Fund       3.0%

                c. In addition to the amounts determined under paragraphs II.C.1.a. and b., the Company will pay the following percentages of the amount by which it's retained ultimate net losses in each individual state and Fund exceed two hundred twenty percent (220%) but are less than or equal to five hundred percent (500%) of the Company's retained net book premium in that state and Fund for the reinsurance year.

                                i.      Commercial Fund         15.0%
                                ii.     Developmental Fund       7.0%
                                iii.    Assigned Risk Fund       2.0%

                d. FCIC will assume ultimate net losses in excess of the Company's retained ultimate losses as determined under paragraphs II.C.1.a., b. and c. In addition, FCIC will pay one hundred percent (100%) of the amount by which the Company's retained ultimate net losses in each individual state and Fund exceed five hundred percent (500%) of the Company's retained net book premium in that state and Fund for the reinsurance year.

D.      Company's Retention of Underwriting Gain

        1. The amount of underwriting gain retained by the Company will be calculated separately for each Fund within each state as follows:

                a. When the loss ratio equals or exceeds sixty-five percent (65%) but is less than one hundred percent (100%) of the Company's retained net book premium in a Fund and state for the reinsurance year, the Company will retain the following percentages of the underwriting gain:

                                i.      Commercial Fund         94.0%
                                ii.     Developmental Fund      45.0%
                                iii.    Assigned Risk Fund      15.0%

    b. In addition to the amount of underwriting gain determined in the range of loss ratios under paragraph II.D.1.a., when the loss ratio equals or exceeds fifty-five percent (55%) but is less than sixty-five percent (65%) of the Company's retained net book premium in a Fund and state for the reinsurance year, the Company will retain in that Fund and state the following percentages of the underwriting gain:

                i.     Commercial Fund          65.0%
                ii.    Developmental Fund       30.0%
                iii.   Assigned Risk Fund        9.0%

    c. In addition to the amounts of underwriting gains determined in the range of loss ratios under paragraphs II.D.1.a. and b., when the loss ratio is less than fifty-five percent (55%) of the Company's retained net book premium in a Fund and state for the reinsurance year, the Company will retain in that Fund and state the following percentages of the underwriting gain:

                i.     Commercial Fund          11.0%
                ii.    Developmental Fund        6.0%
                iii.   Assigned Risk Fund        2.0%

2. The retained underwriting gain or loss for each individual Fund is totalled for each state to determine the gain or loss for that state.

3. The Company's overall gain or loss is determined by totalling the retained underwriting gains or losses for all states. Any net underwriting gain will be paid by FCIC to the Company at annual settlement except as provided in paragraph II.D.4. Any net underwriting loss of the Company will be paid to FCIC by the Company with each Monthly Summary Report.

4.  Reinsurance Account (Applicable to 1992 and subsequent reinsurance years)

    a. All calculations described in this section pertain only to annual settlement, unless otherwise approved by FCIC. The Company's balance in the Company's reinsurance account is subject to the provisions of subsection V.S.

    b. Whenever the Company's retained underwriting gain for all states in any reinsurance year exceeds fifteen percent (15%) of its total retained net book premium, the excess gain will be held in a Company reinsurance account by FCIC.

                c. Whenever the Company retains an underwriting loss or an underwriting gain that is less than fifteen percent (15%) of its total retained net book premium in any reinsurance year, FCIC will pay to the Company from the Company's reinsurance account the difference between the amount equal to fifteen percent (15%) of its total retained net book premium for the same reinsurance year and the amount of the Company's actual underwriting gain or underwriting loss for that same reinsurance year, not to exceed the balance in the Company's reinsurance account.

                d. FCIC will not pay in any reinsurance year an amount greater than the balance available in the reinsurance account. Negative balances in the Company reinsurance account will not be carried over to a subsequent reinsurance year.

                e. Following the distribution permitted in paragraph II.D.4.c., whenever the Company's retained underwriting gain for the three (3) most recent reinsurance years exceeds thirty percent (30%) of its average retained net book premium for those same three (3) reinsurance years, FCIC will pay to the Company from the Company's reinsurance account any amount which exceeds thirty percent (30%) of its average retained net book premium.

                f. In the event this Agreement is terminated, any balance in the reinsurance account will be paid as follows:

                        i. Whenever the Company terminates this Agreement, any remaining balance in said account will be paid to the Company by FCIC in two (2) equal annual installments. The first installment will be paid one year after the final Annual Settlement of the last reinsurance year. The second installment will be paid one year after the first installment is paid. The Company must cease reinsurance with the FCIC for at least one
                                (1) reinsurance year to be eligible for these payments.

                        ii. Whenever FCIC terminates this Agreement, if may, at its option, elect to pay any remaining balance as described in paragraph II.D.4.f.(i) above, or its may elect to transfer such balance in said account to any subsequent Agreement it may offer.

E.      Commercial Reinsurance

        The Company may reinsure commercially its liability for ultimate net losses remaining after all cessions under this Agreement. The Company must describe in the Plan of Operation its commercial reinsurance plan and provide the necessary documentation as determined by FCIC to assure that the potential liability for premiums retained under such commercial reinsurance meets the requirements contained in 7 C.F.R. part 400 - subpart L.

Section III.    FCIC PREMIUM SUBSIDY

        A portion of the premiums for crop insurance provided under this Agreement will be subsidized by FCIC in accordance with the provisions of the Act. Such premium subsidy will be credited against net book premium on the accounting report which accompanies the annual settlement.

Section IV.     Expense Reimbursement

A.      General

        In accordance with provisions of the Act, FCIC agrees to pay the Company an amount equal to thirty-one percent (31%) of the net book premium for all eligible multiple peril crop insurance contracts included under this Agreement except as this amount may be reduced by subsections IV.C. and IV.D.4. and 5., or as may be increased by subsection IV.B., and except for group risk plan policies. FCIC agrees to pay the Company an expense reimbursement of twenty-seven percent (27.0%) for all eligible group risk plan crop insurance contracts.

B.      Reimbursement for Excess Loss Adjustment Expense

        In addition to the expense reimbursement in subsection IV.A., if the loss ratio on the Company's total book of business in any individual Fund in a state for the reinsurance year is in excess of one-hundred twenty-five percent (125%), FCIC will pay to the Company two hundredths of one percent (.02%) of the net book premium on all eligible multiple peril crop insurance contracts reinsured under this Agreement for that individual Fund in a state, for each full point in excess of the one-hundred twenty-five percent (125%) loss ratio. The excess loss adjustment expense reimbursement under this section will not exceed four percent (4%) of the net book premium in any individual Fund in a state for all eligible multiple peril crop insurance contracts reinsured under this Agreement. Group risk plan crop insurance contracts are specifically excluded from this computation.

C.      Adjustments to Expense Reimbursement

        The expense reimbursement may be adjusted to a level that FCIC determines to be equitable if issuing or servicing an eligible crop insurance contract or group of such contracts involve expenses that vary significantly from the basis used to determine the expense reimbursement provided under this section.

D.      Payment of Expense Reimbursement

        1. The expense reimbursement provided in subsection IV.A. will be paid to the Company in two installments. The first installment, equal to twenty-two percent (22%) of the net book premium for all eligible crop insurance contracts unless such amount is reduced by paragraph IV.D.4. or 5., will be included in the Monthly Summary Report containing the data obtained from accepted acreage reports

        (preliminary tonnage report for eligible raisin crop insurance contracts). The second installment, equal to nine (9%) of net book premium for all eligible multiple peril crop insurance contracts and five percent (5.0%) of the net book premium for all eligible group risk plan crop insurance contracts, unless such amount is reduced by paragraph IV.D.5., will be included in the Monthly Summary Report on which the Company reports the producer premium.

2. Excess loss adjustment expenses payable under subsection IV.B. will be included in the Monthly Summary Report which reports losses exceeding the thresholds specified therein.

3. The Company may, not sooner than the September Monthly Summary Report, submit to FCIC estimated reports of raisin tonnage. These reports must not exceed two (2) tons per acre. These reports will be used to determine the first installment of the expense reimbursement for raisin insurance. In the event the raisin premium is less than this estimate, the Company will include the excess expense reimbursement as an amount owed to FCIC in the first Monthly Summary Report after the actual raisin tonnage is known. Interest on this amount at a rate of fifteen percent (15%) simple interest per annum calculated from the date of payment by FCIC to the date of the Monthly Summary Report upon which the actual tonnage is reported must be included as an amount owed to FCIC.

4. With the exception of raisins, the Company must not submit estimated data for the purpose of establishing the amount of expense reimbursement due the Company.

5. All data on which liabilities and premiums are based must be reported by the Company to and accepted by FCIC not later than the transaction cut-off date for the tenth (10th) full week after the week which includes the date the acreage report is due from the policyholder as specified in the Actuarial Data Master File. The first installment of the expense reimbursement for eligible crop insurance contracts reinsured under this Agreement will be reduced if the data is delayed as follows:

                DATA RECEIVED FOR TRANSACTION CUT-OFF DATES FOR:

        Weeks After Acreage Report Due Week     Expense Reimbursement
        -----------------------------------     ---------------------

                11th through 12th Weeks                 20.5%
                13th through 14th Weeks                 19.0%
                15th through 17th Weeks                 17.5%

6. Expense reimbursement will not be paid on any eligible crop insurance contract reinsured under this Agreement for which acreage report data is received after the transaction cut-off date for the 17th week after the acreage report due week.

SECTION V.  GENERAL PROVISIONS

A.  Collection of Information and Data

    1. The Company is required to collect and provide to FCIC the Social Security Account Number (SSN) or the Employer Identification Number
        (EIN) as authorized by the Food, Agriculture, Conservation, and Trade Act of 1990 (1990 Farm Act) (Pub. I. 101-624), and the regulations promulgated thereunder which are codified in 7 C.F.R.
        part 400, subpart Q.

    2. The Company is required to collect program participation data by race, sex, age, and disability from all policyholders, on the form and in the manner prescribed by FCIC. Title VI of the Civil Rights Act of 1964, and the regulations of the Department of Justice and of the Department of Agriculture, require collection of such data to ensure crop insurance program benefits are made available to all eligible persons regardless of race, color, religion, sex, age, disability, or national origin.

B.  Reports

    1. The Company must submit accurate and detailed contract data to FCIC in accordance with the requirements of Manual 13 which are in effect on July 1 of the reinsurance year.

    2. All reports submitted for reimbursement must be certified by an authorized officer or authorized employee of the Company. The required certification statements are contained in Manual 13.

    3. In addition to the reporting requirements contained in Manual 13, the Company will provide to FCIC any other information relating to its crop insurance activities as may be requested by FCIC.

    4. Failure of the Company to comply with the provisions of this Agreement, including timely submission of the monthly and annual data and reports, or any other report required by this Agreement does not excuse or delay the requirement to pay any amount due to FCIC by the dates specified herein. Failure of the Company to make payment in accordance with the provisions of this Agreement is a default of this Agreement by the Company. In addition to the payment of applicable interest, such actions may be a basis to suspend or terminate this Agreement.

    5. Producer premiums collected by the Company must be reported on the Monthly Summary Report submitted during the next calendar month. Producer premiums which are uncollected for each billing date must be reported by the Company on the Monthly Summary Report for the month following the month of the billing date.

        6. All payments due FCIC will be netted on the Monthly and Annual Summary Reports with amounts due the Company from FCIC. Any amount due FCIC as a result of the netting affect, must be deposited on or before the Company's payment date directly into the Corporation's account in the U.S. Treasury by Electronic Funds Transfer (EFT). FCIC will remit amounts due the Company by EFT.

        7.      All payments and reports are subject to post audit by FCIC.

C.      Interest

        1. FCIC will pay interest to the Company in accordance with the interest provisions of the Contract Disputes Act (41 U.S.C. 601 et seq).

        2. The Company will pay FCIC interest on payments not timely received in accordance to the terms of this Agreement at the simple interest rate of fifteen percent (15%) per annum.

        3. The Company will repay, with interest, any amount paid to the Company by FCIC which FCIC or the Company subsequently determines not due. Such interest will be calculated in accordance with Manual 13 at the interest rate contained in paragraph V.C.2.

D.      Escrow Account

        1. At the Company's request, FCIC will establish an escrow account at a bank designated by the Company, and approved by FCIC, to reimburse the Company for payment of indemnities by the Company. The Company's bank must pledge collateral as required by 31 C.F.R. section 202 in the amount determined by FCIC. The requirements for funding the escrow account and monthly balancing are described in Manual 13 and the Escrow Agreement.

        2. Any Company that elects not to utilize Escrow Funding will be reimbursed for paid losses validated and accepted on the Monthly Summary Report.

        3. For the purpose of this Agreement, any loss will be considered paid by the Company when the instrument or document issued as payment has cleared the Company's bank account.

E.      Policy and Form Approval

        1. The Company must submit for FCIC's approval all multiple peril contracts of insurance, crop policies, amendments, forms, and procedures incorporated by reference into the eligible crop insurance contracts of insurance reinsured under this Agreement as FCIC may require. Any such documents may not be used by the Company until approved by FCIC.

        2. The Company may not sell any policy, contract of insurance, endorsements, or other similar instrument that shifts or increases risk to the eligible crop insurance contract offered or reinsured by FCIC. Companies must submit contracts of insurance to FCIC for review and consideration of compliance with the provisions of this Agreement. FCIC will not reimburse the company for any loss occurring on an eligible crop insurance contract if the Company has sold a contract of insurance which shifts or increases risk to the eligible crop insurance contract reinsured under this Agreement.

        3. The Company must maintain a record of policy numbers and underwriting information pertaining to any additional risk policies written in conjunction with eligible crop insurance contracts reinsured under this Agreement, and a cross reference to the eligible crop insurance contract.

        4. The Company must utilize loss adjustment standards, procedures, forms, methods, and instructions approved by FCIC.

F.      Insurance Operations

        1.      Plan of Operations

                a. This Agreement is not effective until FCIC has approved the Company's Plan of Operation (Plan). The Plan must be submitted to FCIC by April 1st preceding the reinsurance year. FCIC will not renew the Agreement if a Plan is not received by April 1st unless other arrangements are mutually agreed upon. If the Plan is not approved by July 1st of the reinsurance year, eligible crop insurance contracts written or renewed with sales closing dates between July 1st and the date the Plan is approved will not be reinsured unless specifically accepted by FCIC.

                b. The Plan must meet the requirements and be in the format as contained in Appendix 2.

                c. The Company may submit a request to amend an approved Plan at any time to reflect changing business considerations and sales expectations. Such amendments must be approved by FCIC before implementation by the Company. The request will be evaluated following the procedures applicable to a timely filed original Plan of Operation, except that FCIC will consider, in addition, the potential of adverse selection against FCIC. Requests for amendment which are determined by FCIC to increase the potential for adverse selection against FCIC will be favorably considered only if FCIC determines that its action or those of the United States Department of Agriculture have substantially increased the risk of underwriting loss on eligible crop insurance contracts previously written by the Company with the expectation that the current policies and procedures would be continued.

                d. The Plan is incorporated in this Agreement by reference. Failure to follow the Plan may be a basis for FCIC to terminate this Agreement.

                e. The Plan must describe the Company's training and evaluation programs by which knowledge and competency of selling agents and loss adjusters will be assured. The Plan must also include the Company's procedures for implementing an audit program to address the Company's program performance and compliance.

        2. The Company must sell all eligible crop insurance contracts reinsured under this Agreement through properly trained and licensed agents. Agents, brokers, solicitors, or any other sales representatives of the Company who are authorized to quote premium rates and coverage or provide other information pertaining to eligible crop insurance contracts must hold an insurance license issued by the state in which each such contract is written.

        3. The Company may not permit its sales agents, local agency employees, sales supervisors, or any spouse or family member residing in the same household as any such sales agent, local agency employee, or sales supervisor to adjust losses, or supervise, or otherwise control loss adjusters, not to participate in the determination of the amount or cause of any loss nor to verify yields of applicants for the purpose of establishing any insurance coverage or guarantee, if the eligible crop insurance contracts involved are sold or serviced by or through the sales agent, local agency employee, the local agency, any competing agency, or by any agent or local agency supervised by the sales supervisor.

        4. The Company and FCIC agree that FCIC will assume and perform the obligations of the Company if the FCIC determines that the Company's loss adjustment performance and practices are not carried out in accordance with this Agreement. If the FCIC assumes the Company's loss adjustment obligations under this subsection, the Company will pay the FCIC an amount equal to ten percent (10%) of the net book premium on the Company's book of business pro-rated by the ratio that the number of claims adjusted by FCIC bears to the total number of claims adjusted under this Agreement. The Company will remain liable for the losses on such eligible crop insurance contracts reinsured under this Agreement. This payment will be due at the Company payment date. Loss adjustment responsibility will be restored to the Company when FCIC determines that the Company is capable of complying and will comply with FCIC approved loss adjustment procedures and practices.

        5. The Company must verify all yields and other information used to establish insurance guarantees. The Company will describe in its Plan of Operations the procedure and system it will use to provide such verification.

        6. The Company and its agents must use standards, procedures, forms, methods and instructions approved by FCIC in the sale and service of MPCI contracts of insurance reinsured under this Agreement.

G.  Access to Records and Operations

    At FCIC's written request, the Company must provide FCIC access to its offices, personnel (including agents and loss adjusters), and all records that pertain to the business conducted under this Agreement for the purpose of investigation, audit or examination, including access to records on the operation of the Company. Records pertaining to premiums must be retained for three (3) years after final adjustments of such premiums. Records pertaining to indemnities must be available for a period of three (3) years after final adjustment of a related claim for indemnity. FCIC may require on a case-by-case basis the Company to retain certain specified records for a period longer than three years. Even though records need not normally be retained for longer than three years, the Company should be aware that the statute of limitations for bringing a suit for any breach of the Standard Reinsurance Agreement is six years. For the purpose of this paragraph the term "FCIC" includes all U.S. Government agencies including but not limited to USDA Office of Inspector General, the General Accounting Office, the Comptroller General, and the Department of Labor.

H.  Compliance and Corrective Action

    1. The Company must be in compliance with the provisions of this Agreement, the Standards for Approval as published by FCIC, the laws and regulations of the United States, the laws and regulations of the state in which the Company is conducting business under this Agreement, unless such state laws and regulations are in conflict with this Agreement, and all instructions of FCIC.

    2. The Company must cooperate with FCIC in the review of Company operations which are designed to assure policyholders are properly serviced, that monies are distributed in accordance with the Act, and the FCIC policies and procedures are being followed.

    3. In lieu of termination of this agreement and in addition to suspension of this agreement in accordance with the provisions of subsection V.I., if FCIC finds that the Company has not complied with the provisions of paragraphs V.H.1. and 2. above, and the Company has not taken appropriate steps to correct the non-compliance, FCIC may, at its option:

        a. Require, in writing, that the Company take corrective action within forty-five (45) days of the date of such demand. The demand notice shall state each contract violation or occurrence of non-compliance. The Company must provide FCIC with satisfactory documentary evidence of the corrective action taken to address the non-compliance or reported violation, including but not limited to, appropriate actions against any of its agents or other employees determined to be responsible for the violation; and

        b. Require that the Company refund or forfeit a share or all of the expense reimbursement, premium subsidy, or reinsurance with respect to the crop insurance contract violation identified.

I.      Termination and Suspension

        1. If the Company does not fulfill all of its obligations under this Agreement, FCIC may immediately terminate this Agreement for cause.

                a. If the Agreement is terminated for cause, FCIC will not provide reinsurance for any crop insurance contracts issued or renewed after the date of the termination. FCIC will provide reinsurance for all eligible crop insurance contracts in effect as of the date of the termination until the next cancellation date.

                b. FCIC may, but is not required to, assume all loss adjustment activity for all eligible crop insurance contracts under the Agreement as of the date of termination of this Agreement. The Company will pay FCIC ten percent (10%) of the net book premium of all eligible crop insurance contracts to reimburse FCIC for such loss adjustment activity.

                c. In addition to the provisions of paragraph I.1.b., if this Agreement should be terminated for cause, and not for the convenience of the government, FCIC will suffer damage to its ability to deliver crop insurance throughout the United States as required by the Act. FCIC will incur additional administrative costs to ensure that policyholders are not deprived of the opportunity to obtain crop insurance. Both parties agree such damage is difficult to measure at the time the Company enters into this Agreement. Therefore, should this Agreement be terminated by FCIC for cause, the Company agrees to pay FCIC in the form of liquidated damages the equivalent of ten percent (10%) of the net book premium of all eligible crop insurance contracts that are reinsured by FCIC under this Agreement for that contract year at the time this Agreement is terminated.

        2. If FCIC terminates this Agreement at anytime for the convenience of the government, FCIC will not provide reinsurance for any eligible crop insurance contracts renewed or issued after the date of the termination. Subject to the limitations specified in subsection V.K., FCIC will continue to provide expense reimbursement, premium subsidy, and reinsurance for eligible crop insurance contracts in effect as of the date of the termination until the next cancellation date. No additional damages or amounts will accrue to the Company because of such termination.

        3. In the event a Company fails to pay any amount when due under this Agreement, any further payments from FCIC will be withheld until the amounts due FCIC are paid with appropriate interest.

J.      Renewal

        This Agreement will continue in effect from year to year with an annual renewal date of July 1st of each succeeding year unless FCIC or the Company gives at least one hundred eighty (180) days advance notice in writing to the other party that the Agreement will not be renewed.

K.      Appropriation Contingency

        The payment of obligations of FCIC under this Agreement are contingent upon the availability of appropriations. Notwithstanding any other provision of this Agreement, FCIC's ability to sustain the Agreement depends upon the FCIC's Appropriation. If FCIC's Appropriation is insufficient to pay the obligations under this Agreement, FCIC will reduce its payments to the Company on a pro rata basis or on such other method as determined by FCIC.

L.      Replacement

        This Agreement replaces any previous Standard Reinsurance Agreement between FCIC and the Company. However, any eligible crop insurance contract which is reinsured under a Standard Reinsurance Agreement in effect prior to July 1, 1994, will remain reinsured under such previous agreement until the end of the insurance period for that eligible crop insurance contract.

M.      Cut-Through and Preemption of State Law

        1. Whenever the Company (including for the purposes of this provision, any entity responsible to the Company for carrying out any part of this Agreement) is unable to fulfill its obligations to any policyholder by reason of a directive or order duly issued by any Department of Insurance, Commissioner of Insurance, or by any court of law having competent jurisdiction, or under similar authority of any jurisdiction to which the Company is subject, all eligible crop insurance contracts affected by such directive or order that are in force and directly or indirectly subject to this Agreement as of the date of such inability or failure to perform will be immediately transferred to FCIC without further action of the Company by the terms of this Agreement. FCIC will assume all obligations for unpaid losses whether occurring before or after the date of transfer, and the Company must pay FCIC all funds in its possession with respect to all such eligible crop insurance contracts transferred including, but not limited to, premiums collected. The Company hereby assigns to FCIC the right to all uncollected premiums on all such policies. No assessment for such funds or programs may be computed or levied on the Company by any state for or on account of any premiums payable on eligible crop insurance contracts reinsured under this Agreement.

        2. The provisions of 7 C.F.R. part 400 - subpart P are specifically incorporated herein and made a part hereof.

N.  Litigation and Assistance

    The Company's expenses incurred as a result of litigation are considered part of the expense reimbursement paid in accordance with section IV, of the Agreement. FCIC may, at its option, elect to provide assistance, and direction, or it may elect to intervene in any legal action. The Company agrees not to oppose such participation. Should the Company desire the assistance, direction, or intervention of FCIC in a legal action it must do the following:

    1. immediately notify FCIC in writing of the requested action setting forth the reasons such action would be in the best interests of FCIC;

    2.  retain legal counsel which is mutually acceptable to FCIC;

    3. present all legal arguments favorable to its defense including those suggested by FCIC; and

    4. not join FCIC as a party to the action unless FCIC agrees in writing to be joined as a party.

    FCIC will at its sole discretion, determine if the requested action under this section will be granted. The criteria to determine such action will be whether such action is in the best interest of FCIC and the crop insurance program.

O.  Suspension and Debarment

    Any person or business entity who has been determined by FCIC to be not responsible or who has been debarred or suspended by FCIC or any other U.S. Government Agency, may not be used by the Company in any manner which involves performance under this Agreement if such suspension or debarment is then in effect.

P.  Member - Delegate

    No member of or delegate to Congress nor any resident commissioner will be admitted to any share or part of this Agreement or to any benefit that may arise therefrom, except that this provision will not be construed to apply to a benefit from this Agreement that accrues to a corporation for its general benefit. Nor will this provision be construed to prohibit the solicitation of any application for the crop insurance from or sale of any eligible crop insurance contract to a member of or delegate to Congress or a resident commissioner.

Q.  Discrimination

    The Company must not discriminate against any employee, applicant for employment, insured, or applicant for insurance because of race, color, religion, sex, age, physical handicap, marital status or national origin.

R.      Disputes

        If the Company disputes action taken by FCIC under any provision of this Agreement, the Company may appeal to FCIC in accordance with the provisions of 7 C.F.R. Section 400.169.

S.      Set off

        1. Subject to the provisions of paragraph V.S.2. respecting assignments, if the Company is indebted to FCIC, the amount of such indebtedness may be set off against the proceeds of this Agreement or any other amount which may be due to the Company by the Corporation. If the Company is indebted to the United States for taxes and notice of lien has been filed in accordance with the provisions of the Internal Revenue Code of 1954 (26 U.S.C.
                Section 6323) or any amendments thereto or modifications thereto or Notice of Levy has been served on the Department of Agriculture or FCIC in accordance with the provisions of the Internal Revenue Code (26 U.S.C. Section 6331) against money payable to the Company or if the Company is indebted to any other agency of the United States, the amount of such taxes or debt may likewise be set off.

        2. Where an assignment has been made pursuant to the provisions of subsection V.T. the following provision will apply with respect to set off:

                a.      Notwithstanding the assignment, FCIC may set off:

                        i.      any amount due FCIC under the Agreement;

                        ii. any amount for which the Company is indebted to the United States for taxes for which a notice of lien was filed or a Notice of Levy was served in accordance with the provisions of the Internal Revenue Code of 1954 (26 U.S.C. Section
                                6323), or any amendments thereto or
                                modifications thereof, before acknowledgement by FCIC of receipt of the notice of assignment;
                                and

                        iii. any amounts, other than amounts specified in paragraphs V.S.2.a.i. and ii. due to FCIC or any other agency of the United States, if FCIC notified the assignee of such amounts to be set off at or before the time acknowledgement was made of receipt of the notice of assignment.

                b. Any indebtedness of the Company to any agency of the United States which cannot be set off under paragraph V.S.2.a. may be set off against any amount payable under this Agreement which remains after deduction of amounts (including interest and other charges) owing by the Company to the assignee for which the assignment was made.

        3. Any amount due the Company under this Agreement is not subject to any lien, attachment, garnishment, or any other similar process prior to that amount being paid under this Agreement, unless such lien, attachment, or garnishment arises under title 26 of the United States Code.

        4. Set off as provided in this section will not deprive the Company of any right it might otherwise have to contest the indebtedness involved in the set off action by administrative appeal.

T.      Assignment of Claims

        No assignment by the Company shall be made of the Agreement, or the rights thereunder, unless the Company assigns the proceeds of the Agreement to a bank, trust company, or other financing institution, including any federal lending agency, or to a person or firm that holds a lien or encumbrance at the time of assignment, or, the Company receives the prior approval of FCIC to assign the proceeds of this Agreement to any other person or firm: Provided, That such assignment will be recognized only if and when the assignee thereof files with FCIC a written notice of the assignment together with a signed copy of the instrument of assignment, and, provided further, that any such assignment must cover all amounts payable and not already paid under the Agreement, shall not be made to more than one party and shall not be subject to further assignment, except that any such assignment may be made to one party as agency or trustee for two or more parties.

U.      Liability for Agents and Loss Adjusters

        The Company is solely responsible for the conduct and training of its personnel, agents and loss adjusters within the parameters of this Agreement. Liability incurred, to the extent it is caused by agent or loss adjuster error or omission, or for failure to follow FCIC approved policy or procedure, is the sole responsibility of the Company. Reinsurance of a policy or policies will not be denied unless: (1) there exists a pattern of failure to follow FCIC approved policies or procedures, or the allowance of errors or omissions; or (2) the Company knew or should have known of the failure to follow FCIC approved policies or procedures, or errors or omissions, and failed to take appropriate action to correct the situation. Any amounts paid by FCIC to the Company which are later determined to have been improperly paid because of failure to follow FCIC approved policies or procedures or because of error or omission, whether intentional or unintentional, will be repaid by the Company to FCIC with appropriate interest on the next monthly or annual report, whichever is applicable. If the Company shows, to FCIC's satisfaction, that the agent or loss adjuster exercised reasonable care in the sales and service of the policies under this Agreement, FCIC may, at its sole discretion, waive, reduce or delay repayment.

V.      Certification

        The undersigned certifies that all information contained herein, including the Plan of Operations with all appendixes, exhibits, and supporting documentation is true, complete, and accurate. The undersigned acknowledges that the Board of Directors has authorized the Company to enter into this Agreement and the Plan of Operations. The undersigned acknowledges any misrepresentation in the submission of this Agreement and information contained in the Plan of Operations may result in civil or criminal liability by the undersigned or their representatives.

                             APPROVED AND ACCEPTED

                                      for


FEDERAL CROP INSURANCE CORPORATION                      COMPANY


/s/ E. Heyward Baker                    /s/ Thomas F. Gowdy
----------------------------------      ------------------------------------
Signature                               Signature

/s/ E. Heyward Baker                    /s/ Thomas F. Gowdy
----------------------------------      ------------------------------------
Name                                    Name

                                        Vice President Marketing
Director                                IGF Insurance Co.
----------------------------------      ------------------------------------
Title                                   Title

December 29, 1994                       12-19-94
----------------------------------      ------------------------------------
Date                                    Date

                                   APPENDIX 1

SECTION I. PROCUREMENT INTEGRITY

A.      During this Agreement, the Company shall not knowingly:

        1. make, directly or indirectly, any offer or promise of future employment or business opportunity to, or engage, directly or indirectly, in any discussion of future employment or business opportunity with, any FCIC official;

        2. offer, give, or promise to offer or give, directly or indirectly, any money, gratuity, or other thing of value to any FCIC official; or

        3. solicit or obtain, directly or indirectly, from any officer or employee of FCIC, prior to FCIC's acceptance of this Agreement any proprietary or source selection information regarding the Agreement.

B.      During this Agreement, no FCIC official shall knowingly:

        1. solicit or accept, directly or indirectly, any promise of future employment or business opportunity from, or engage, directly or indirectly, in any discussion of future employment or business opportunity with, any officer, employee, representative, agent, or consultant of the Company;

        2. ask for, demand, exact, solicit, seek, accept, receive, or agree to receive, directly or indirectly, any money, gratuity, or other thing of value from any officer, employee, representative, agent, or consultant of the Company; or

        3. disclose any proprietary or source selection information regarding the Agreement directly or indirectly to any person other than a person authorized by FCIC to receive such information.

C. During this Agreement, no person who is given authorized or unauthorized access to proprietary information regarding the Agreement, shall knowingly disclose such information, directly or indirectly, to any person other than a person authorized by FCIC to receive such information.

D. No Government official or employee who has participated personally and substantially in the deliberation of the Agreement with the Company shall:

        1. participate in any manner, as an officer, employee, agent, or representative of another party to this Agreement, in any negotiations regarding such an Agreement, or

        2. participate personally and substantially on behalf of another party to this Agreement in the performance of such Agreement, during the period ending 2 years after the last date such individual participated personally and substantially in the conduct of such Agreement.

E. The definitions at 48 C.F.R. Section 3.104-4 are incorporated in this Agreement for the purposes of this subsection.

F. If the Company fails to comply with this subsection, FCIC may terminate this Agreement for cause.

G. For the purpose of this section, the term "FCIC Official" has the same meaning as the term "Procurement Official" in section 6 of the Office of Federal Procurement Policy Act Amendments of 1988 (Public Law 100-379).

SECTION II.     DRUG FREE WORKPLACE

A.      For the purposes of this section the following definitions apply:

        1. "Controlled Substance" means a controlled substance contained in schedules I through V of section 202 of the Controlled Substances Act (21 U.S.C. Section 812) and as further defined at 21 C.F.R. Sections 1308.11-1308.15.

        2. "Conviction" means a finding of guilt (including a plea of nolo contendere) or imposition of sentence, or both, by any judicial body charged with the responsibility to determine violations of the Federal or state criminal drug statutes.

        3. "Criminal Drug Statute" means a Federal or non-federal criminal statute involving the manufacture, distribution, dispensing, possession, or use of any controlled substance.

        4. "Drug-free Workplace" means a site for the performance of work done by the Company in connection with the Agreement at which employees of the Company are prohibited from engaging in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance.

        5. "Directly Engaged" is defined to include all direct cost employees and any other contract employee who has other than a minimal impact or involvement in the Company's performance.

        6. "Employee" means an employee of a Company directly engaged in the performance of work under the Agreement.

B. The Company certifies and agrees, that with respect to all employees of the Company to be employed pursuant to the Agreement, it will--no later than thirty (30) days after the date this Agreement goes into effect; complete the following:

        1. Publish a statement notifying its employees that the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance is prohibited in the Company's workplace and specifying actions that will be taken against employees for violations of such prohibition;

        2. Establish an ongoing drug-free awareness program to inform employees about the dangers of drug abuse in the workplace, the Company's policy of maintaining a drug-free workplace, the availability of drug counseling, rehabilitation, employee assistance programs, and penalties that may be imposed upon employees for drug abuse violations occurring in the workplace;

        3. Provide all employees engaged in the performance of the Agreement with a copy of the statement required by paragraph
                (2);

        4. Notify employees in writing of the statement required by paragraph (2) of this provision that, as a condition of continued employment on the Agreement resulting from this solicitation, the employee will abide by the terms of this statement, and notify the employer in writing of the employee's conviction under a criminal drug statute for a violation occurring in the workplace no later than five (5) days after such conviction;

        5. Notify FCIC in writing within ten (10) days after receiving notice under paragraph (4), from any employee or otherwise receiving actual notice of such conviction. The notice shall include the position title of the employee; and

        6. Within 30 days after receiving notice under paragraph (4) of a conviction, take one of the following actions with respect to any employee who is convicted of a drug abuse violation occurring in the workplace: a) take appropriate personnel action against such employee, up to and including termination or b) require that such employee satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state, or local health, law enforcement, or other appropriate agency.

        7. Make a good faith effort to maintain a drug free workplace through the implementation of this provision.

C. The Company certifies and agrees that it will not engage in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance in the performance of this Agreement.

SECTION III.    ANTI-LOBBYING

A.      The following definitions apply only to the provisions of this section.

        1. "Agency," as used in this article, means executive agency as defined in 48 C.F.R. Section 2.101.

2.      "Covered Federal Action," means any of the following Federal actions:

        i.      The awarding of any Federal contract.

        ii.     The making of any Federal grant.

        iii.    The making of any Federal loan.

        iv.     The entering into of any cooperative agreement.

        v. The extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.

3.      "Indian Tribe" and "Tribal Organization", has the meaning provided in section 4 of the Indian Self-Determination and Education Assistance Act (25 U.S.C. section 450B) and includes Alaskan Natives.

4. "Influencing or attempting to influence," means making, with the intent to influence, any communication to or appearance before an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with any covered Federal action.

5. "Local government," means a unit of government in a state and, if chartered, established, or otherwise recognized by a state for the performance of a governmental duty, including a local public authority, a special district, an intrastate district, a council of governments, a sponsor group representative organization, and any other instrumentality of a local government.

6. "Officer or employee of an agency," includes the following individuals who are employed by an agency:

        i. An individual who is appointed to a position in the Government under title 5, United States Code, including a position under a temporary appointment.

        ii. A member of the uniformed services, as defined in subsection 101(3), title 37, United States Code.


        iii. A special Government employee, as defined in section 202, title 18, United States Code.

        iv. An individual who is a member of a Federal advisory committee, as defined by the Federal Advisory Committee Act, title 5, United States Code, appendix.

         7. "Person," means an individual, corporation, company, association, authority, firm, partnership, society, state, and local government, regardless of whether such entity is operated for profit, or not for profit. This term excludes an Indian tribe, tribal organization, or any other Indian organization with respect to expenditures specifically permitted by other Federal law.

         8. "Reasonable compensation," means, with respect to a regularly employed officer or employee of any person, compensation that is consistent with the normal compensation for such officer or employee for work that is not furnished to, not funded by, or not furnished in cooperation with the Federal Government.

         9. "Reasonable payment," means, with respect to professional and other technical services, a payment in an amount that is consistent with the amount normally paid for such services in the private sector.

        10. "Recipient," includes the Company and all related Company representatives. This term excludes an Indian tribe, tribal organization, or any other Indian organization with respect to expenditures specifically permitted by other Federal law.

        11. "Regularly employed," means, with respect to an officer or employee of a person requesting or receiving a federal contract, an officer or employee who is employed by such person for at least 130 working days within 1 year immediately preceding the date of the submission that initiates agency consideration of such person for receipt of such contract. An officer or employee who is employed by such person for less than 130 working days within 1 year immediately preceding the date of the submission that initiates agency consideration of such person shall be considered to be regularly employed as soon as he or she is employed by such person for 130 working days.

        12. "State," means a state of the United States, the District of Columbia, the Commonwealth of Puerto Rico, a territory or possession of the United States, an agency or instrumentality of a state, and multi-state, regional, or interstate entity having governmental duties and powers.

B. The definitions and prohibitions contained in the Federal Acquisition Regulation, at 48 C.F.R. Section 52.203-12, Limitation on Payments to Influence Certain Federal Transactions, are hereby incorporated by reference herein.

C. The Company hereby certifies to the best of his or her knowledge and belief that:

         1. No federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan, or cooperative agreement;

     2. If any funds other than federal appropriated funds (including profit or fee received under a covered federal transaction) have been paid, or will be paid, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with this Agreement, the Company shall complete and submit OMB standard form LLL, Disclosure of Lobbying Activities, to the FCIC; and

     3. The Company will include the language of this certification in all subcontract awards at any tier and require that all recipients of subcontract awards in excess of $100,000 shall certify and disclose accordingly.

D. Submission of this certification and disclosure is a prerequisite for making or entering into this Agreement as imposed by section 1352, title 31, United States Code. Any person who makes an expenditure prohibited under this provision or who fails to file or amend the disclosure form to be filed or amended by this provision, shall be subject to a civil penalty of not less than $10,000, and not more than $100,000, for each such failure.

E. The prohibitions contained in section 1352 of title 31, United States Code, are incorporated by reference and prohibit a recipient of a federal contract, grant, loan, or cooperative agreement from using appropriated funds to pay any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Memeber of Congress in connection with any of the following covered federal actions: the awarding of any federal contract; the making of any federal grant; the making of any federal loan; the entering into of any cooperative agreement; or the modification of any federal contract, grant, loan, or cooperative agreement. The Company is also required to furnish a disclosure if any funds other than federal appropriated funds (including profit or fee received under a covered federal transaction) have been paid, or will be paid, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with a federal contract, grant, loan, or cooperative agreement.

F. The prohibitions of paragraph E do not apply under the following conditions:

     I.     Agency and legislative liaison by own employees

            a. The prohibition on the use of appropriated funds, does not apply in the case of a payment of reasonable compensation made to an officer or employee of a person requesting or receiving a covered federal action if the payment is for agency and legislative liaison activities not directly related to a covered federal action.

            b. Providing any information specifically requested by an agency or Congress is permitted at any time.

    c. The following agency and legislative liaison activities are permitted at any time where they are not related to a specific solicitation for any covered federal action: (i) discussing with an agency the qualities and characteristics (including individual demonstrations) of the person's products or services, conditions or terms of sale, and service capabilities; and (ii) technical discussions and other activities regarding the application or adaptation of the person's products or services for an agency's use.

    d. The following agency and legislative liaison activities are permitted where they are prior to formal solicitation of any covered federal action: (i) providing any information not specifically requested but necessary for an agency to make an informed decision about initiation of a covered federal action; (ii) technical discussions regarding the preparation of an unsolicited proposal prior to its official submission; and (iii) capability presentations by persons seeking awards from an agency pursuant to the provisions of the Small Business Act, as amended by Pub. L. 95-507, and subsequent amendments.

    e. Only those services expressly authorized by subparagraph F.1 are permitted.

2.  Professional and technical services

    a. The prohibition on the use of appropriated funds, in paragraph F.1.a, does not apply in the case of: (i) a payment of reasonable compensation made to an officer or employee of a person requesting or receiving a covered federal action or an extension, continuation, renewal, amendment, or modification of a covered federal action, if payment is for professional or technical services rendered directly in the preparation, submission, or negotiation of any bid, proposal, or application for that federal action or for meeting requirements imposed by or pursuant to law as a condition for receiving that federal action;
        (ii) any reasonable payment to a person other than an officer or employee of a person requesting or receiving a covered federal action or an extension, continuation, renewal, amendment, or modification of a covered federal action, if the payment is for professional or technical services rendered directly in the preparation, submission, or negotiation of any bid, proposal, or application for that federal action or for meeting requirements imposed by or pursuant to law as a condition for receiving that federal action. Persons other than officers or employees of a person requesting or receiving a covered federal action include consultants and trade associations.

    b. For purposes of the provisions of (i) of the preceding paragraph, "professional and technical services" shall be limited to advice and analysis directly applying any professional or technical discipline. For example, drafting of a legal document accompanying a bid or proposal by a lawyer is allowable. Similarly, technical advice provided by an engineer on the performance or operational capability of a piece of equipment rendered directly in the negotiation of a contract is allowable. However, communications with the intent to influence made by a professional (such as a licensed lawyer) or a technical person (such as a licensed accountant) are not allowable under this section unless they provide advice and analysis directly applying their professional or technical expertise and unless the advice or analysis is rendered directly and solely in the preparation, submission, or negotiation of a covered federal action. Thus, for example, communications with the intent to influence made by a lawyer that do not provide legal advice or analysis directly and solely related to the legal aspects of his or her client's proposal, but generally advocate one proposal over another are not allowable under this section because the lawyer is not providing professional legal services. Similarly, communications with the intent to influence made by an engineer providing an engineering analysis prior to the preparation or submission of a bid or proposal are nor allowable under this section since the engineer is providing technical services but not directly in the preparation, submission, or negotiation of a covered federal action.

        c. Requirements imposed by or pursuant to law as a condition for receiving a covered federal award include those required by law or regulation and any other requirements in the actual award documents.

        d. Only those services expressly authorized by paragraph F.2.a.(i) are permitted under this article.

        e. The reporting requirements of 48 C.F.R. Section 3.803(a) shall not apply with respect to payments of reasonable compensation made to regularly employed officers or employees of a person.

3.      Disclosure

        a. The Company shall file with FCIC a disclosure form, OMB Standard Form LLL, Disclosure of Lobbying Activities, if such person has made or has agreed to make any payment using non-appropriated funds (to include profits from any covered federal action), which would be prohibited, if paid for with appropriated funds.

        b. The Company shall file a disclosure form at the end of each calendar quarter in which there occurs any event that materially affects the accuracy of the information contained in any disclosure form previously filed by the Company under this section. An event that materially affects the accuracy of the information reported includes-i) A cumulative increase of $25,000 or more in the amount paid or expected to be paid for influencing or attempting to influence a covered federal action; or ii) A change in the person or individual influencing or attempting to influence a covered federal action; or iii) A change in the officer, employee, or Member contracted to influence or attempt to influence a covered federal action.

        c. The Company shall require the submittal of a certification, and if required, a disclosure form by any person who requests or received any subcontract exceeding $100,000 under the federal contract.

        d. All subcontractor disclosure forms (but not certifications) shall be forwarded from tier to tier until received by the Company. The Company shall submit all disclosures to FCIC at the end of the calendar quarter in which the disclosure form is submitted by the subcontractor. Each subcontractor certification shall be retained in the subcontract file of the Company.

4. Agreement. The Company agrees not to make any payment prohibited by this Agreement.

5. Cost allocability. Nothing in this section makes allowable or reasonable any costs which would otherwise be unallowable or unreasonable. Conversely, costs made specifically unallowable by the requirements in this section will not be made allowable under any other provision.

                                   APPENDIX 2
                               PLAN OF OPERATION

                         STANDARD REINSURANCE AGREEMENT
                    REINSURANCE YEAR BEGINNING JULY 1, 1994

The Plan of Operation (Plan) is specified in the Standard Reinsurance Agreement between the Federal Crop Insurance Corporation (FCIC) and the Company. This Plan must contain the information requested herein and the Company must provide its certification as to the accuracy and completeness of the Plan. The Plan will be used by FCIC to determine the Company's qualifications for participation in this reinsurance program. The Plan will be incorporated into and become part of the Standard Reinsurance Agreement.

The Company must file a new Plan for each subsequent reinsurance year. Failure by the Company to file a Plan for any subsequent reinsurance year will result in the suspension of the Company's authority to issue or renew eligible crop insurance contracts for subsidy or reinsurance by FCIC.

Any changes in the Plan must be reported by the Company to FCIC within fifteen days from the date of the change. Information, documents, exhibits, or forms, are to be numbered in the Plan of Operation to correspond with the paragraphs herein to which they pertain. The information required is:

1. The name, address, phone number, and tax identification number of the Company.

2. The names, addresses, and tax identification numbers of all other insurance companies who will issue eligible crop insurance contracts that are reinsured or insured by the Company.

3. The names, phone numbers, and addresses of a managing general agency, or any other organization or established place of business, except as listed in item 1 and 2 above, which is responsible for producing and electronically processing any multiple peril crop insurance business under this Agreement. Specify in what capacity each organization listed will act on behalf of the Company. Organizational charts with supervisory lines of authority for the managing general agency only.

4. If applicable, a letter of confirming authority from an officer of the Company as listed in the Company's Annual Statement filed with any state, authorizing and empowering a managing general agency or general agency to secure insurance liability on behalf of the Company in producing multiple peril crop insurance business.

5. The names, titles, addresses, and telephone numbers of at least two persons designated by the Company as managers of the multiple peril crop insurance program. Each person will act as liaison or contact for the Company to the FCIC regarding this Agreement.

6. The addresses and telephone numbers of each regional office, general agency, service center, or any other Company designated office other than the Company's or managing general agency's home office.

        a. The identity of each regional office, general agency, service center, and other Company designated office, which will retain original insurance documents relative to policyholder servicing, (i.e. applications, acreage reports, summaries of coverage, proofs of loss and similar documents), and including the names of the office managers and the identity of the states serviced.

        b. The identity of the field or regional offices, general agencies, service centers, or other Company designated office which will key-punch, submit on data disk or tape, or electronically process original insurance documents relative to policyholder servicing, (i.e. applications, acreage reports, summaries of coverage, proofs of loss and similar documents), including the names of the office managers and the states serviced. (If identical to 6. a., so state.)

        c. The types of insurance documents key-punched, submitted on data disk or tape, or electronically processed by each organization indicated in items 6.a. and b.

        d. The Company is required to provide FCIC access to Agent and Loss Adjuster Identification Data maintained by the Company for the purposes of issuing Agent Directory information, and a source for agent and loss adjuster codes verification. This data shall be provided in accordance with Manual 13.

7. The names and addresses of organizations other than the Company that will provide the following services for the multiple peril crop insurance programs of the Company.

        a.      Administration of rates and development of policies and forms.
        b.      Preparation of statistical data for transmission to FCIC.
        c.      Providing of training for loss adjusters.
        d.      Providing of training for sales personnel.
        e.      Issuance of FCIC approved policies and procedures.

8. All state licenses held by the Company and its policy issuing companies under the insurance laws or regulations of any state or Insurance Department of the state in which the Company produces its book of business including, but not limited to, the date each license was issued and its expiration date or renewal date. (If the license is considered "perpetual", without renewal, this must be indicated.)

9. The Company's most recent annual and quarterly statement filed with the Insurance Department for the state in which the Company is domiciled and a copy of any report on internal controls or management recommendations received from independent auditors. Statutory Management Discussion and Analysis; most recent State Insurance Department Examination Report; Actuarial Opinion of Reserves; Annual GAAP Statement or Form 10K (if applicable); and the Audited Annual Report to Shareholders; and any other information determined necessary by FCIC.

10. The Company's eleven current financial ratios defined in the National Association of Insurance Commissioners Insurance Regulatory Information System (IRIS) as required by FCIC.

11. The maximum reinsurable premium volume for the reinsurance year. (This may be more than the total provided in Item 12).

12. An estimate (Exhibit 12) of the multiple peril crop insurance net book premium to be designated in each fund within each state for the reinsurance year.

13. A declaration (Exhibit 13) of the percent of the net book premiums and associated liability for ultimate net losses the Company will retain in the Commercial Fund within each state.

14. A declaration (Exhibit 14) of the percent of net book premiums and associated liability for ultimate net losses the Company will retain in the Developmental Fund within each state. In addition, a declaration of the net book premiums and associated liability for ultimate net losses designated to the Developmental Fund by Crop or County within each state.

15. A declaration as to the Company's intention to participate in the Assigned Risk Fund within the limits outlined in Exhibit 15, Maximum Cessions to Assigned Risk Fund.

16. The name and address of the Company or general agency and the bank that will make electronic fund transfer (EFT) payments to FCIC for the Company.

17. The name and address of the organization to whom payments from FCIC should be remitted for amounts due on Monthly and Annual Summary reports.

18.     A declaration as to the Company's intention to use the Escrow
        Agreement if reimbursements by FCIC for losses paid by the Company will be made through the procedures covered by the Escrow Agreement. If applicable, complete and attach Exhibit 27, Escrow
        Agreement/Arrangement.

19. A declaration as to the Company's intention to place a portion of its net (after FCIC reinsurance) multiple peril crop insurance liability in the commercial reinsurance market. The following information is required by January 31 each reinsurance year:

        a.      The name and principal of each commercial reinsurer.

        b. A copy of the reinsurance treaties issued to the Company by the principal reinsurers which outline the description of reinsurance including type, attachment points and limits, aggregate limits, minimum deposit, and variable premium rates.

        c. The subscription of each reinsurer to each such treaty, or reinsurance binder for each the reinsurer, the intermediaries, or brokers of reinsurance.

20. The Company must report their allowable MPCI expenses (Exhibit 20A) using the National Association of Insurance Commissioners (NAIC) allocation methods contained in the most recent Financial Condition Examiners Handbook (Handbook), Uniform Accounting Section, Parts II through V.

     Exhibit 20A. - Listing of Allowable Expenses.

     Exhibit 20B. - NAIC Insurance Expense Exhibit (IEE), Part I, Allocation to Expense Groups. MPCI expenses are to be shown before FCIC reimbursement by expense group and classification. FCIC expense and tax reimbursement should be shown on line 21. Miscellaneous Operating Expenses.

     Exhibit 20C. - NAIC Insurance Expense Exhibit (IEE), Part 2, Allocation to Lines of Business Net of Reinsurance. MPCI expenses are to be shown before FCIC reimbursement net of commercial reinsurance, FCIC expense and tax reimbursement shown on line 31, Aggregate Write-ins for Other Lines of Business.

     Exhibit 20D. - NAIC Insurance Expense Exhibit (IEE), Part 3, Allocation to Lines of Direct Business Written. MPCI expenses are to be shown before FCIC reimbursement. FCIC expense and tax reimbursement shown on line 31, Aggregate Write-ins for Other Lines of Business.

21. The quality control (self-audit) plan which includes a copy of the procedures and standards developed by the Company, or its service organization and adopted by the Company as its quality control (self-audit) procedure. This plan must meet the guidelines and expectations of FCIC required by Manual 14. The quality control (self-audit) plan must include the monitoring of producer certification, Company determination and verification of yield data, or other information used to establish insurance guarantees that meets the guidelines contained in Manual 14.

22. The training plan which includes an outline of the training programs utilized by the Company to evaluate the knowledge and competency of sales and loss adjustment personnel. This plan must meet the guidelines required by Manual 14.

     NOTE: Each assurance statement referenced in items 23 - 26 below must be signed by the same officer of the Company accepting this Agreement and who has signed for the Company on page 23 of the Agreement.

23. The Company must submit in accordance with section I. of Appendix I, its assurance statement regarding procurement integrity. The statement must provide FICC the assurance that requirements under this section are met.

24. The Company must submit in accordance with section II. of Appendix I, its assurance statement regarding a drug free workplace. The assurance statement should include an outline of the Company's procedure to ensure that requirements of this section are met.

25. The Company must submit in accordance with section III. of Appendix I, its assurance statement regarding anti-lobbying. OMB Form LLL, Disclosure of Lobbying Activities, (Exhibit 28), if applicable, must be filed with FCIC in accordance with this section.

26. The Company must submit in accordance with section VI. of Appendix I, its assurance statement regarding discrimination. The assurance statement must meet the requirements contained in Manual 14.